Exhibit 99.1

UWHARRIE CAPITAL CORP ANNOUNCES STOCK REPURCHASE PLAN

ALBEMARLE, NC . . . Uwharrie Capital Corp (the “Company”) (OTCQX: UWHR), the holding company for Uwharrie Bank, announced today that its Board of Directors has approved a stock repurchase plan. Under the plan, the Company is authorized to repurchase up to $1 million of its common stock. The Company may repurchase shares on the open market or through privately negotiated transactions.

President and Chief Executive Officer Roger L. Dick stated, “Based on a recent independent valuation of our stock, trades do not reflect the value of our company.  At current trading prices, it is in the best interest of our shareholders for us to repurchase outstanding shares.”

The repurchase plan does not require the Company to repurchase any specified amount of shares and it may be suspended, discontinued, or restarted at any time in the Company’s discretion.  Any shares acquired will be cancelled and become authorized but unissued shares, available for future issuance. The Company had 7,039,942 shares of common stock issued and outstanding as of March 30, 2021.

About Uwharrie Capital Corp

Uwharrie Capital Corp is a bank holding company headquartered in Albemarle, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Uwharrie Bank, a North Carolina-chartered commercial bank that provides a full suite of banking services.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” “potential,” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; regulatory changes; changes in interest rates, including the impact of such changes on our net interest margin; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due, including the elevated level of unemployment associated with the COVID-19 pandemic; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-

Exhibit 99.1

looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

# # # #